Exhibit 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. PROVIDES UPDATE ON
2013 FOURTH QUARTER

Fourth Quarter Negatively Impacted by Three Projects;
Expect Substantial Improvement in 2014 Results

HOUSTON, TX – February 4, 2014 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced that it expects to report pre-tax losses for the three months and twelve months ended December 31, 2013 in the range of $36 million to $38 million, and $68 million to $70 million, respectively.  The Company attributed the losses primarily to additional write-downs on three large projects booked prior to 2012 in Texas, that continued to have a negative impact on profitability.  These projects, which are expected to be substantially complete by the end of the second quarter of 2014, have been encountering unanticipated net revisions to contract “cost to complete” estimates that became apparent and quantifiable during the 2013 fourth quarter.

Despite issues with these projects, bookings have been improving, both in terms of dollar amounts and gross margins, as has been reported by Sterling in its quarterly financial results throughout 2013.  As Sterling continues to work through these projects and win new awards, gross margins are expected to improve.  For the full year 2013, new contracted backlog was approximately $600 million and carried an average gross margin in the high single-digit percentage range.

Peter MacKenna, President and Chief Executive Officer of Sterling said, “The challenges associated with these three projects have been ongoing for much of 2013; however, our visibility into the extent of their financial impact did not become entirely clear until late in the fourth quarter.  While we are not pleased with the bottom-line results, we believe that they represent the final resolution of a very difficult period for our Texas operations.  The recognition of these losses in the final quarter of 2013, in combination with the numerous managerial and operational enhancements we’ve made over the past year, should translate into a significantly improved financial performance in 2014.”

The Company also reported that due to the fourth quarter loss, Sterling is in breach of certain financial covenants contained in its credit facility.  Based upon initial conversations with its primary lender, management is confident that it will negotiate a satisfactory resolution of this matter.

The Company plans to issue results for the fourth quarter and year ended December 31, 2013 on or about March 17, 2014.

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure projects in Texas, Utah, Nevada, Arizona, California, Hawaii, and other states where there are construction opportunities.  Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995.  Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made.  There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact:
Sterling Construction Company, Inc. Thomas R. Wright, EVP & Chief Financial Officer Brian Manning, P.E., EVP & Chief Development Officer 281-821-9091	Investor Relations Counsel The Equity Group Inc. Fred Buonocore 212-836-9607 Linda Latman 212-836-9609